Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION WITH RESPECT TO 5.625% SENIOR NOTES DUE 2022

NASHVILLE, Tenn. – (August 18, 2016) – AMSURG Corp. (NASDAQ: AMSG) (“AMSURG”) announced today that it has received the consents necessary to effect certain amendments (the “Amendments”) to its 5.625% Senior Notes due 2022 (CUSIP Nos. 03232 PAD0, 03232 PAC2, and U0018WAB2) (the “Notes”).

The Amendments (i) amend the Indenture governing the Notes, dated as of July 16, 2014 (as supplemented or amended, the “Indenture”), by and among AMSURG, U.S. Bank, N.A., as trustee (the “Trustee”), and certain subsidiaries of AMSURG, as guarantors (the “Subsidiary Guarantors”), to include limited condition acquisition technology, (ii) amend the definition of “Change of Control” contained in the Notes to waive any obligation of AMSURG under the Notes to make a change of control offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon consummation of the transactions (the “Mergers”) contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”) entered into on June 15, 2016 by AMSURG with Envision Healthcare Holdings, Inc., a Delaware corporation (“Envision”), and New Amethyst Corp., a Delaware corporation and a wholly owned subsidiary of AMSURG (“New Amethyst”) and (iii) add to, amend, supplement and change certain other defined terms in the Notes related to the foregoing.

AMSURG received the consents of holders of a majority of the aggregate principal amount of the Notes prior to the expiration time of 5:00 p.m., New York City time, on August 17, 2016. As a result, AMSURG and the Trustee have entered into a supplemental indenture which effects the Amendments (the “Supplemental Indenture”).

AMSURG will make cash payments of $2.50 for each $1,000 in aggregate principal amount of Notes for which a consent was validly delivered and not withdrawn prior to the execution of the Supplemental Indenture in accordance with the terms and conditions of the Consent Solicitation Statement, dated August 8, 2016 (the “Consent Consideration”). AMSURG will pay, through D.F. King & Co., Inc., the Consent Consideration promptly after expiration.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Amendments or any securities.

The solicitation agents for the consent solicitation are Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., BMO Capital Markets Corp. and RBC Capital Markets, LLC. Additional information concerning the terms and conditions of the consent solicitation may be obtained from Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or J.P. Morgan Securities LLC.

Copies of the Consent Solicitation Statement and related documents may be obtained from the information and tabulation agent, D.F. King & Co., Inc., by calling (800) 283-3192 (toll free) or (212) 269-5550 (collect) or by email at amsg@dfking.com.

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AMSG Announces Successful Completion of Consent Solicitation with Respect to 5.625% Senior Notes Due 2022

August 18, 2016

About AMSURG

AMSURG’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AMSURG’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of June 30, 2016, AMSURG owned and operated 258 ASCs and one surgical hospital in 34 states and the District of Columbia and provided physician services to more than 530 healthcare facilities in 32 states. AMSURG has partnerships with, or employs, over 6,000 physicians and other healthcare professionals in 40 states and the District of Columbia.

No Offer or Solicitation / Additional Information and Where to Find It

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed business combination between AMSURG and Envision or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The proposed business combination between AMSURG and Envision will be submitted to their respective shareholders for consideration. AMSURG has caused New Amethyst to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that constitutes a prospectus of New Amethyst and a joint proxy statement of AMSURG and Envision. After the Registration Statement is declared effective, AMSURG and Envision will deliver the joint proxy statement/prospectus to their respective shareholders as required by applicable law. This communication is not a substitute for any prospectus, proxy statement or any other document that may be filed with the SEC in connection with the proposed business combination. Investors and shareholders are urged to read carefully and in their entirety the joint proxy statement/prospectus and any other relevant documents that are filed with the SEC when they become available because they contain important information about the proposed business combination and related matters. Investors and shareholders can obtain free copies of the joint proxy statement/prospectus and other documents containing important information about AMSURG, Envision and New Amethyst, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. AMSURG and Envision make available free of charge at www.amsurg.com and www.evhc.net, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC.

Participants in the Merger Solicitation

AMSURG, Envision and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of AMSURG and Envision in connection with the proposed business combination. Information about the directors and executive officers of AMSURG is set forth in its proxy statement for its 2016 annual meeting of shareholders filed with the SEC on April 22, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016. Information about the directors and executive officers of Envision is set forth in its proxy statement for its 2016 annual meeting of shareholders filed with the SEC on March 23, 2016. These documents can be obtained free of charge from the sources indicated above. A more complete description is contained in the Registration Statement and the joint proxy statement/prospectus filed with the SEC.

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AMSG Announces Successful Completion of Consent Solicitation with Respect to 5.625% Senior Notes Due 2022

August 18, 2016

Forward-Looking Statements

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to AMSURG’s and Envision’s objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that AMSURG and Envision intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by AMSURG’s and Envision’s management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and AMSURG and Envision undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: (i) risks and uncertainties discussed in the reports that AMSURG and Envision have filed with the SEC; (ii) general economic, market, or business conditions; (iii) risks associated with the ability to consummate the business combination between AMSURG and Envision and the timing of the closing of the business combination; (iv) the ability to successfully integrate AMSURG’s and Envision’s operations and employees; (v) the ability to realize anticipated benefits and synergies of the business combination; (vi) the potential impact of announcement of the business combination or consummation of the transaction on relationships, including with employees, customers and competitors; and (vii) other circumstances beyond AMSURG’s and Envision’s control. Refer to the section entitled “Risk Factors” in AMSURG’s and Envision’s annual and quarterly reports for a discussion of important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements.

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